Reading International Reports

2019 Fourth Quarter and Full Year Results

And COVID-19 Updates

Earnings Call Webcast to Discuss 2019 Fourth Quarter and Full Year Financial Results

Scheduled to Post to Corporate Website on Wednesday, March 18, 2020

Culver City, California - (BUSINESS WIRE) – Reading International, Inc. (NASDAQ: RDI), an internationally diversified cinema and real estate company with operations and assets in the United States (the “U.S.”), Australia and New Zealand, today announced results for the fourth quarter and full year ended December 31, 2019.

“First and foremost, I want to acknowledge the unprecedented situation with COVID-19, or coronavirus, and the uncertainty it is bringing to our communities and daily lives.  For now, we are continuing to operate our movie theaters in the U.S., Australia and New Zealand.  We have communicated the changes to our operations and business that we have adapted to address the COVID-19 situation.  As we monitor this evolving situation, we will continue to take guidance from governmental authorities and act accordingly, including temporarily closing our movie theatres,” said President and Chief Executive Officer, Ellen Cotter.

“Today, with respect to our real estate operations, our Australian centers (Newmarket Village, Auburn Redyard, Cannon Park and The Belmont Common) remain open for business.  Certain centers, including Newmarket Village, anchored by a Coles Supermarket, are providing a necessary outlet for food and supplies.  The producers of shows at our Minetta Lane Theatre in New York City and Royal George Theatre in Chicago have suspended performances for the next few weeks.  Effective as of today, the producers of STOMP at the Orpheum Theatre in New York City will suspend performances until further notice.  Though the COVID-19 situation will present us with various short term challenges in the U.S., Australia and New Zealand, we remain optimistic and committed to the long-term opportunities in the cinema business and our strong asset base, which reflects an interesting and diverse real estate portfolio,”  continued Ms. Cotter.

Consolidated Revenues for the year ended December 31, 2019 were $276.8 million compared to $308.9 million in 2018. Our Consolidated Revenues are principally derived from our cinema operations, and on a book value basis, at December 31, 2019,  54% of our assets were invested in cinemas, and the other, approximately 44%, were invested in real estate. Approximately 53% of these assets were located in the U.S. with the remainder in Australia and New Zealand. As of December 31, 2019, the geographic distribution of our Consolidated Revenues were 55% in the U.S. and 45% in Australia and New Zealand, collectively.

Our real estate development and the rental or licensing of retail, commercial and live theatre assets comprise of approximately 22,188,000 square feet of land and approximately 844,000 square feet of net rentable area. Manukau/Wiri (recently rezoned from agricultural to industrial use) is essentially carried at its agricultural use value. During 2019, we invested $22.7 million in building and upgrading our real estate assets and $22.9 million in acquiring, fitting out, and upgrading our cinema assets. Over the past three years ended December 31, 2019, our capital expenditures totaled $45.7 million, $54.7 million, and $77.1 million, respectively.

We secured two major loans amidst a volatile time in the stock market which further demonstrates our institutional lenders continuing confidence in our long-term business plan. On March 6, 2020, we extended both our $55.0 million credit facility with the Bank of America and Bank of Hawaii and our $5.0 million line with Bank of America to March 6, 2023.  On March 13, 2020, we refinanced our credit facility with Valley National Bank increasing the loan amount from $20.0 million to $25.0 million and extending the maturity date to April 1, 2022, with two six-month options to extend through April 1, 2023. Our outstanding institutional indebtedness at December 31, 2019 was $209.2 million and at the present time that indebtedness has an average term of 47 months.

Stock Repurchase Program

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On March 10, 2020, our Board of Directors authorized a $25.0 million increase for our Stock Repurchase Program and extended the program until March 2, 2022.   At the present time we have approximately $26.0 million available under this program.  During the fourth quarter of 2019, we returned $3.2 million to stockholders through the repurchase of 302,038 shares of our Class A Common Stock, at an average price per share of $10.56. For the full year ended December 31, 2019, we returned $14.5 million to stockholders through the repurchase of 1.2 million shares of our Class A Common Stock, at an average price per share of $12.52 per share.

•

The increased authorization under our Stock Repurchase Program will allow Reading to repurchase its Class A Non-Voting Common Stock from time to time in accordance with the requirements of the Securities and Exchange Commission on the open market, in block trades and in privately negotiated transactions, depending on market conditions and other factors. All purchases are subject to the availability of shares at prices that are acceptable to Reading, and accordingly, no assurances can be given as to the timing or number of shares that may ultimately be acquired pursuant to this authorization. The Board’s authorization is for a two-year period, expiring March 2, 2022, or earlier should the full repurchase authorization be expended. The repurchase program does not obligate the Company to acquire any specific number of shares and may be suspended or terminated at any time.

Fourth Quarter and Full Year 2019 Summary

Consolidated Revenues for the fourth quarter ended December 31, 2019 were $68.9 million compared to $74.9 million for the fourth quarter of 2018. Consolidated Revenues for the year ended December 31, 2019 were $276.8 million compared to $308.9 million in 2018.

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EBITDA for the fourth quarter ended December 31, 2019 was $8.1 million compared to $13.4 million for the fourth quarter of 2018. EBITDA for the full year ended December 31, 2019 was $33.1 million compared to $46.4 million for the prior year.

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A non-recurring increase in income tax expense of $29.0 million, mainly due to the establishment of a $27.2 million valuation allowance on U.S. deferred tax assets in the fourth quarter of 2019, was the primary driver for the decrease in net income attributable to RDI common stockholders for the quarter ended December 31, 2019 to a loss of $27.5 million. Similarly, for the year ended December 31, 2019, net income attributable to RDI common stockholders decreased to a loss of $26.4 million compared to $14.0 million in the previous year. The net loss described is not a cash loss but was rather due the accounting requirements related to the establishment of the above-referenced fourth quarter $27.2 million tax valuation allowance.

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A  7.0% decline in the Australian dollar and a 4.9% decline in the New Zealand dollar compared to the U.S. dollar for the year ended December 31, 2019 also impacted our overall results. As of December 31, 2019,  37% of our Consolidated Revenues were generated in Australia and 8% of our Total Revenues were generated in New Zealand.

Cinema Operations Summary

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Our fourth quarter and full year 2019 results for our global cinema division were adversely impacted by (i) a weaker slate of conventional film product in the U.S., Australia and New Zealand compared to 2018, (ii) a significantly weaker slate from the specialty studios in the U.S. compared to 2018, which disproportionally impacted our specialty theatres in the U.S., (iii) the expiration of the leases underlying our profitable operations at the 86th Street Theatre, Paris Theatre, and Beekman Theatre in New York City, and (iv) the 2019 ongoing temporary closure, due to seismic concerns, of our Reading Cinemas at Courtenay Central, which was historically one of the top grossing cinemas in our global cinema division.

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We have been creating more engaging cinema experiences at our venues to compete with streaming and other platforms. One of our strategic priorities over recent periods has been the elevation of our food and beverage

(“F&B”) menus. We saw success in 2019, as each of our cinema divisions achieved record results in Spend per Patron (“SPP”), on a functional currency basis, for the fourth quarter and year ended December 31, 2019. In the U.S., at $5.52, our F&B SPP for the year ended December 31, 2019 exceeded the reported SPPs of major U.S. publicly reporting exhibitors.

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Additionally, for the fourth quarter and year ended December 31, 2019 with $1.3 million and $5.0 million, respectively, we generated record revenues from online service fee revenue from the sale of movie tickets from our global websites and apps.

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In 2019, we added four theaters, totaling 23 screens, to our circuits in Australia and New Zealand. By the end of 2022, we anticipate adding an additional four theaters, totaling 25 screens, to our Australian cinema circuit pursuant to agreements currently in place.

Real Estate Operations Summary:

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While the fourth quarter ended December 31, 2019 delivered lower revenue and operating income compared to the prior period in 2018, the revenue and operating income for the U.S., Real Estate Division for the full year ended December 31, 2019 delivered record results supported by one of the strongest operational years in the last decade from our Live Theatre division when adjusted for legal fees related to the STOMP litigation.

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Our U.S. Real Estate division has substantially completed construction of our 44 Union Square development project, the former Tammany Hall located prominently at the northeast corner of Union Square Park in New York City. We expanded the usable square footage of the historic building to 73,113 square feet. The building is now in the lease-up phase and we are working with our retail and office leasing teams to show the completed property to a variety of potential tenants. A virtual tour of the property is available at 44unionsquare.com. Additionally, we have extended our financing with Bank of the Ozarks ($36.0 million drawn at December 31, 2019) through December 29, 2020. As the first building topped by a glass dome in New York City with a fabled past, our project was awarded in 2017 the AIA QUAD Design Honor Award, and the Architizer A+ Awards, Typology Winner, Commercial Award.  In March 2015, the design was unanimously approved by the New York City Landmarks Preservation Commission (“LPC”).  LPC commissioners offered praises such as “This is a gift to the city,” “masterful,” and “calls attention to a cultural icon on the square.”  It is one of a very few number of sites in New York City providing major tenant(s) with a “brandable” site at a location known to the entire City.

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In 2019, most of our Courtenay Central center in Wellington, New Zealand was closed due to seismic concerns. The Company has been exploring plans to re-create a vibrant gathering place for both Wellingtonians and tourists at Courtenay Central. Our current plans are focused on a complete upgrade of the Reading Cinemas, coupled with a 100% NBS (New Building Standard) seismic upgrade of the venue and the retail re-activation of the ground floor having approximately 40,600 square feet of net rentable space.  We are currently considering a variety of uses for this space, including retail, food, beverage, and grocery components.  Wellington continues to be rated as one of the top cities in the world in which to live, and we continue to believe that the Courtenay Central site is located in one of the most vibrant and growing commercial and entertainment precincts of Wellington. In 2019, UNESCO named Wellington as a UNESCO Creative City of Film.

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With 78 tenants across our centers (Newmarket Village (a suburb of Brisbane, QLD), Cannon Park (Townsville, (QLD)), Auburn Redyard (a suburb of Sydney (NSW)) and The Belmont Common (a suburb of Perth (WA)), our Australian real estate division reported record revenues and operating income for the fourth quarter and year ended December 31, 2019, on a functional currency basis.

The following table summarizes the fourth quarter and full year results for 2019 and 2018:

	Quarter Ended			Year Ended
	December 31,		% Change Favorable/	December 31,		% Change Favorable/
(Dollars in millions, except EPS)	2019	2018	(Unfavorable)	2019	2018	(Unfavorable)
Revenue	$68.9	$74.8	(8)%	$276.8	$308.9	(10)%
- US	39.0	40.7	(4)%	151.5	165.3	(8)%
- Australia	24.5	26.8	(9)%	103.0	111.7	(8)%
- New Zealand	5.4	7.3	(26)%	22.3	31.9	(30)%
Segment operating income (loss)(1)	$6.8	$9.7	(31)%	$28.5	$45.3	(37)%
Net income(loss)(2)	$(27.5)	$4.9	(>100)%	$(26.4)	$14.0	(>100)%
EBITDA(1)	$8.1	$13.4	(40)%	$33.1	$46.4	(29)%
Adjusted EBITDA(1)	$8.3	$14.1	(41)%	$34.0	$50.3	(32)%
Basic earnings (loss) per share(2)	$(1.25)	$0.21	(>100)%	$(1.17)	$0.61	(>100)%

(1)

Aggregate segment operating income, earnings before interest expense (net of interest income), income tax expense, depreciation and amortization expense (“EBITDA”) and adjusted EBITDA are non-GAAP financial measures. See the discussion of non-GAAP financial measures that follows.

(2)	Reflect amounts attributable to stockholders of Reading International, Inc., i.e. after deduction of noncontrolling interests.

FOURTH QUARTER AND FULL YEAR 2019 SEGMENT RESULTS

The following table summarizes the fourth quarter and full year segment operating results for 2019 and 2018:

	Quarter Ended			Year Ended
	December 31,		% Change Favorable/	December 31,		% Change Favorable/
(Dollars in thousands)	2019	2018	(Unfavorable)	2019	2018	(Unfavorable)
Segment revenue
Cinema
United States	$38,126	$39,699	(4)%	$147,653	$161,796	(9)%
Australia	22,190	24,483	(9)%	93,508	101,996	(8)%
New Zealand	4,988	6,772	(26)%	21,028	29,931	(30)%
Total	$65,304	$70,954	(8)%	$262,189	$293,723	(11)%
Real estate
United States	$975	$1,071	(9)%	$3,848	$3,480	11%
Australia	3,783	3,817	(1)%	15,656	16,122	(3)%
New Zealand	622	1,143	(46)%	2,401	4,633	(48)%
Total	$5,380	$6,031	(11)%	$21,905	$24,235	(10)%
Inter-segment elimination	(1,802)	(2,108)	15%	(7,326)	(9,027)	19%
Total segment revenue	$68,882	$74,877	(8)%	$276,768	$308,931	(10)%
Segment operating income (loss)
Cinema
United States	$1,901	$2,560	(26)%	$4,457	$12,229	(64)%
Australia	3,065	4,653	(34)%	15,974	21,295	(25)%
New Zealand	648	1,010	(36)%	2,898	5,343	(46)%
Total	$5,614	$8,223	(32)%	$23,329	$38,867	(40)%
Real estate
United States	$(99)	$151	(>100)%	$64	$(362)	>100%
Australia	1,296	932	39%	5,449	5,002	9%
New Zealand	(43)	458	(>100)%	(372)	1,798	(>100)%
Total	$1,154	$1,541	(25)%	$5,141	$6,438	(20)%
Total segment operating income (loss)(1)	$6,768	$9,764	(31)%	$28,470	$45,305	(37)%

(1)	Aggregate segment operating income is a non-GAAP financial measure. See the discussion of non-GAAP financial measures that follows.

Cinema Exhibition

Fourth Quarter Results:

For the quarter ended December 31, 2019, Cinema Exhibition segment operating income decreased by  $2.6 million, or 32%, to $5.6 million when compared to December 31, 2018, due to a weaker film slate in 2019 compared to 2018, resulting in lower than anticipated admissions and F&B revenues in all three circuits. The decrease was further impacted by the continuing temporary closure of Reading Cinemas at Courtenay Central in Wellington, New Zealand and the closure of our historically profitable 86th Street Theatre, Paris Theatre and Beekman Theatre due to lease expirations.  However, such decreases were offset by increases in Average Ticket Price (“ATP”) and SPP (each in functional currency) in our U.S., Australia, and New Zealand circuits:

•	Revenue in the United States decreased by 4%, or $1.6 million, due to a 9% decrease in attendance, offset by an 8% increase in SPP and a 2% increase ATP;
•	Revenue in Australia decreased by 9% or $2.3 million, primarily due to a 12% decrease in attendance, offset by a 6% increase in SPP and a 3% increase in ATP; and
•	Revenue in New Zealand decreased by 26%, or $1.8 million, due to a 30% decrease in attendance, offset by a 4% increase in SPP and a 4% increase in ATP.

Full Year Results:

Cinema Exhibition segment operating income decreased by 40%, or $15.5 million, to $23.3 million for the full year ended December 31, 2019 compared to December 31, 2018 primarily driven by a decrease in admissions revenue in the U.S. by 13%, or $12.9 million as a result of a weaker specialty film product in 2019, further impacted by the continuing temporary closure of Reading Cinemas at Courtenay Central in Wellington, New Zealand. This decrease is partially offset by a (i) savings in operating expenses in all three jurisdictions, mainly due to the decrease in associated film rent and, to a lesser extent, the cost of F&B and (ii) increases in F&B revenues per cap.

•	Cinema revenue in the United States decreased by 9%, or $14.1 million, primarily driven by a 14% decrease in attendance, offset by an 11% increase in SPP and a 2% increase in ATP;
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Cinema revenue in Australia decreased by 8%, or $8.5 million, primarily due to a 9% decrease in attendance and a 1% decrease in SPP, offset by a slight favorable increase in ATP. Of this decrease, 7 percentage points were attributable to declines in the value of the Australian dollar; and

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Cinema revenue in New Zealand decreased by 30%, or $8.9 million, mainly due to a 32% decrease in attendance, due mainly to the continuing temporary closure of our Reading Cinemas at Courtenay Central countered by a 5% increase in ATP and a 4% increase in SPP. Of this decrease, 4 percentage points were attributable to declines in the value of the New Zealand dollar.

Real Estate

Fourth Quarter Results:

Real Estate segment operating income decreased by 25%, or $0.4 million, to $1.2 million for the fourth quarter of 2019 compared to the fourth quarter of 2018,  primarily due to (i) the ongoing closure of most of the net rentable area of Courtenay Central in New Zealand, (ii) a decrease in Live Theatre rental and ancillary income in the U.S., and (iii) the weakening Australian and New Zealand dollars. This decrease was offset by a decrease in operating expense in Australia and New Zealand.

Full Year Results:

Real Estate segment operating income decreased by 20%, or $1.3 million, to $5.1 million for the full year 2019 compared to the full year 2018,  primarily due to a decrease in revenue in the New Zealand operations, specifically the ongoing closure of most of the net rentable area of Courtenay Central and further impacted by the weakening Australian and New Zealand dollars. This decrease was partially offset by an increase in rental and ancillary income in our Live Theatre business unit.

CONSOLIDATED AND NON-SEGMENT RESULTS

The fourth quarter and full year consolidated and non-segment results for 2019 and 2018 are summarized as follows:

	Quarter Ended			Year Ended
	December 31,		% Change Favorable/	December 31,		% Change Favorable/
(Dollars in thousands)	2019	2018	(Unfavorable)	2019	2018	(Unfavorable)
Segment operating income (loss)	$6,768	$9,764	(31)%	$28,470	$45,305	(37)%
Non-segment income and expenses:
General and administrative expense	(4,728)	(4,571)	(3)%	(18,933)	(21,288)	11%
Interest expense, net	(1,980)	(1,705)	(16)%	(7,904)	(6,837)	(16)%
Gain (loss) on sale of assets	(1)	(41)	98%	(2)	(41)	95%
Equity earnings of unconsolidated joint ventures	211	307	(31)%	792	974	(19)%
Other	9	(64)	>100%	(89)	(650)	86%
Total non-segment income and expenses	$(6,489)	$(6,074)	(7)%	$(26,136)	$(27,842)	6%
Income (loss) before income taxes	279	3,690	(92)%	2,334	17,463	(87)%
Income tax benefit (expense)	(27,736)	1,234	(>100)%	(28,837)	(3,297)	(>100)%
Net income (loss)	$(27,457)	$4,924	(>100)%	$(26,503)	$14,166	(>100)%
Net income (loss) attributable to noncontrolling interests	(29)	(44)	34%	74	(132)	>100%
Net income (loss) attributable to RDI common stockholders	$(27,486)	$4,880	(>100)%	$(26,429)	$14,034	(>100)%

Fourth Quarter and Full Year Net Results

Net income attributable to RDI common stockholders for the quarter ended December 31, 2019 decreased by $32.4 million, to a loss of $27.5 million, and EPS decreased by $1.46 per share to a Loss per Share (“LPS”) of $1.25 from the prior-year quarter EPS of $0.21. Net income attributable to RDI common stockholders for the full year decreased by $40.5 million, to a loss of $26.4 million and EPS decreased by $1.78 per share to a LPS of $1.17 from the prior-year period EPS of $0.61, due to (i) a  $25.5 million increase in income tax expense to $28.8 million, mainly due to the recording of a valuation allowance on U.S. deferred tax assets in the fourth quarter of 2019, partially offset by the lower pretax income in 2019, (ii) a $15.5 million decrease in Cinema Exhibition segment operating income due to a weaker film slate in 2019 compared to 2018, resulting in lower than anticipated admissions and food and beverage revenues, offset to some extent by an increase in F&B revenues per cap, (iii) a $1.3 million decrease in the Real Estate segment operating income, due principally to the temporary closure of most of the net rentable area of Courtenay Central due to seismic concerns, (iv) a $1.1 million increase in interest expense attributable to increased borrowings in Australia for the acquisitions of CMax Cinema in Devonport and State Cinema in Hobart, and the capital expenditures related to Burwood, and (v) the negative effects of the declining foreign exchange rates in the Australian and New Zealand dollars, offset by a $2.4 million decreased in general and administrative expenses.

Non-Segment General and Administrative Expenses

Our non-segment general and administrative expense for the quarter ended December 31, 2019 compared to the same period in the prior year increased by 3%, or $0.2 million, to $4.7 million. Non-segment general and administrative expense for the year ended December 31, 2019, decreased by 11%, or $2.4 million, to $18.9 million, when compared to December 31, 2018,  primarily related to lower legal expenses.

Income Tax Expense

Income tax expense increased by $25.5 million, to $28.8 million, compared to 2018, mainly due to the recording of a non-recurring valuation allowance on U.S. deferred tax assets in the fourth quarter of 2019, partially offset by lower pretax income in 2019.

OTHER FINANCIAL INFORMATION

Balance Sheet and Liquidity

Primarily driven by the implementation of the lease accounting standard effective January 1, 2019, (i) total assets increased by $235.8 million, to $675.0 million at December 31, 2019, compared to $439.2 million at December 31, 2018 and (ii) total liabilities increased by $276.1 million to $535.4 million. Additionally, assets increased due to the capital investments relating to major real estate projects, primarily the redevelopment of 44 Union Square in New York, and to cinema improvements in (i) the U.S. including Mililani, Kahala, and Rohnert Park, (ii) Chirnside Park, Dandenong, Harbour Town, Maitland, Waurn Ponds, West Lakes, and Rhodes in Australia, and (iii) The Palms in New Zealand.

Cash and cash equivalents at December 31, 2019 were $12.1 million, including $7.8 million in the U.S., $2.3 million in Australia, and $2.0 million in New Zealand. We manage our cash, investments and capital structure so we are able to meet short-term and long-term obligations for our business, while maintaining financial flexibility and liquidity.

OTHER INFORMATION

Certain Potential Cotter Family Stock Sales

We are advised that the Estate of James J. Cotter, Sr. (the “Estate”), has entered into an agreement with the Internal Revenue Service to pay its estate taxes over the next ten years, collateralized by certain Class A Non-Voting Common Stock currently owned by The James J. Cotter Living Trust (the "Living Trust"). The Living Trust has sold Class A Non-Voting Common Stock under a 10b5-1 trading plans in recent periods, as permitted in our Supplemental Insider Trading Policy and reflected on filings made on Form 4. It is anticipated that it will be necessary from, time to time, for the Estate or the Living Trust to continue to sell Class A Non-Voting Common Stock to pay that debt.

Similarly, we are advised that Margaret Cotter is the Trustee of an operational trust established by her father for the benefit of her children, which is funded entirely with Class A Non-Voting Common Stock. In her capacity as trustee of this trust, Margaret Cotter has advised the Company that it will be necessary for that trust to, from time to time, sell shares of Class A Non-Voting Common Stock for her children’s educational, medical, and other expenses.

Ellen Cotter and Margaret Cotter have advised that as a consequence of the litigation relating to matters concerning the estate of their father (James J. Cotter, Sr.) and the Living Trust and the Voting Trust established by their father, they have personally incurred and continue to personally incur significant legal costs and expenses. As set forth on their filings on Form 4, since December 31, 2019, Ellen Cotter has sold 25,000 shares of Class A Non-Voting Common Stock and Margaret Cotter has sold 25,000 shares of Class A Non-Voting Common Stock.  These shares were repurchased pursuant to the Company’s stock repurchase program, in transactions reviewed and approved by our Audit and Conflicts Committee.   We are advised that the sales made by Ellen Cotter and Margaret Cotter have not been made due to any concerns on their part about the Company, its business or prospects, rather these sales were made principally to meet financial needs resulting from such litigation and other disputes with their brother, James J. Cotter, Jr. We are further advised that Ellen Cotter and Margaret Cotter will likely need to continue to sell their personal Class A Non-Voting Common Stock holdings to fund the future costs related to such litigation and disputes.

WORKING CAPITAL AND LIQUIDITY

The table below shows the changes in our working capital position and other relevant information addressing our liquidity as of and for the full year ended December 31, 2019 and the preceding four years:

($ in thousands)	2019	2018(3)	2017(2)(3)	2016(2)	2015(2)
Net Cash from Operating Activities	$24,607	$32,644	$23,851	$30,188	$28,574
Total Resources (cash and borrowings)
Cash and cash equivalents (unrestricted)	$12,135	$13,127	$13,668	$19,017	$19,702
Unused borrowing facility	73,920	85,886	137,231	117,599	70,134
Restricted for capital projects(1)	13,952	30,318	62,280	62,024	10,263
Unrestricted capacity	59,968	55,568	74,951	55,575	59,871
Total resources at 12/31	86,055	99,013	150,899	136,616	89,836
Total unrestricted resources at 12/31	72,103	68,695	88,619	74,592	79,573
Debt-to-Equity Ratio
Total contractual facility	$283,138	$252,929	$271,732	$266,134	$207,075
Total debt (gross of deferred financing costs)	209,218	167,043	134,501	148,535	130,941
Current	37,380	30,393	8,109	567	15,000
Non-current	171,838	136,650	126,392	147,968	115,941
Total book equity	139,616	179,979	181,382	146,890	138,951
Debt-to-equity ratio	1.50	0.93	0.74	1.01	0.94
Changes in Working Capital
Working capital (deficit)(4)	$(84,138)	$(56,047)	$(47,294)	$6,655	$(35,581)
Current ratio	0.24	0.35	0.41	1.10	0.51
Capital Expenditures (including acquisitions)	$47,722	$56,827	$76,708	$49,166	$53,119

(1)

This relates to the construction facilities specifically negotiated for: (i) 44 Union Square redevelopment project, obtained in December 2016, and (ii) New Zealand construction projects, obtained in May 2015. The New Zealand construction loan expired December 31, 2018.

(2)

Certain 2017 and 2016 balances included the restatement impact as a result of a prior period financial statement correction of immaterial errors (see Note 2 – Summary of Significant Accounting Policies – Prior Period Financial Statement Correction of Immaterial Errors). Certain 2015 balances included the restatement impact as a result of a change in accounting principle (see Note 2 – Summary of Significant Accounting Policies – Accounting Changes).

(3)

See Note 2 – Summary of Significant Accounting Policies – Prior Period Financial Statements Correction of Immaterial Errors of the 2019 10-K for the prior period adjustments for accounting for accrued sales tax deemed not material.

(4)

Typically, our working capital (deficit) is negative as we receive revenue from our cinema business ahead of the time that we have to pay our associated liabilities. We use the money we receive to pay down our borrowings in the first instance.

Below is a summary of the available credit facilities as of December 31, 2019:

	As of December 31, 2019
(Dollars in thousands)	Contractual Capacity	Capacity Used	Unused Capacity	Restricted for Capital Projects	Unrestricted Capacity
Bank of America Credit Facility (USA)	$55,000	$33,500	$21,500	$—	$21,500
Bank of America Line of Credit (USA)	5,000	—	5,000	—	5,000
Union Square Construction Financing (USA)	50,000	36,048	13,952	13,952	—
NAB Corporate Term Loan (AU)(1)	84,360	65,731	18,629	—	18,629
Westpac Corporate Credit Facility (NZ)(1)	21,584	6,745	14,839	—	14,839
	$215,944	$142,024	$73,920	$13,952	$59,968

(1)	The borrowings are denominated in foreign currency. The contractual capacity and capacity used were translated into U.S. dollars based on the applicable exchange rates as of December 31, 2019.

The $14.0 million representing borrowings restricted for capital projects is composed of the $14.0 million unused capacity for the 44 Union Square development.

Our overall global operating strategy is to conduct business mostly on a self-funding basis (except for funds used to pay an appropriate share of our U.S. corporate overhead). However, we may decide to move funds between jurisdictions where circumstances merit such action as part of our goal to minimize our cost of capital.

Non-GAAP Financial Measures

This earnings release presents aggregate segment operating income, and EBITDA, which are important financial measures for the Company, but are not financial measures defined by U.S. GAAP.

These measures should be reviewed in conjunction with the relevant U.S. GAAP financial measures and are not presented as alternative measures of EPS, cash flows or net income as determined in accordance with U.S. GAAP. Aggregate segment operating income and EBITDA, as we have calculated them, may not be comparable to similarly titled measures reported by other companies.

Aggregate segment operating income – we evaluate the performance of our business segments based on segment operating income, and management uses aggregate segment operating income as a measure of the performance of operating businesses separate from non-operating factors. We believe that information about aggregate segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s business separate from non-operational factors that affect net income, thus providing separate insight into both operations and the other factors that affect reported results. Refer to “Consolidated and Non-Segment Results” for a reconciliation of segment operating income to net income.

EBITDA – We use EBITDA in the evaluation of our Company’s performance since we believe that EBITDA provides a useful measure of financial performance and value. We believe this principally for the following reasons:

We believe that EBITDA is an accepted industry-wide comparative measure of financial performance. It is, in our experience, a measure commonly adopted by analysts and financial commentators who report upon the cinema exhibition and real estate industries, and it is also a measure used by financial institutions in underwriting the creditworthiness of companies in these industries. Accordingly, our management monitors this calculation as a method of judging our performance against our peers, market expectations and our creditworthiness. It is widely accepted that analysts, financial commentators and persons active in the cinema exhibition and real estate industries typically value enterprises engaged in these businesses at various multiples of EBITDA. Accordingly, we find EBITDA valuable as an indicator of the underlying value of our businesses. We expect that investors may use EBITDA to judge our ability to generate cash, as a basis of comparison to other companies engaged in the cinema exhibition and real estate businesses and as a basis to value our company against such other companies.

EBITDA is not a measurement of financial performance under generally accepted accounting principles in the United States of America and it should not be considered in isolation or construed as a substitute for net income or other operations data or cash flow data prepared in accordance with generally accepted accounting principles in the United States for purposes of analyzing our profitability. The exclusion of various components, such as interest, taxes, depreciation and amortization, limits the usefulness of these measures when assessing our financial performance, as not all funds depicted by EBITDA are available for management’s discretionary use. For example, a substantial portion of such funds may be subject to contractual restrictions and functional requirements to service debt, to fund necessary capital expenditures and to meet other commitments from time to time.

EBIT and EBITDA also fail to take into account the cost of interest and taxes. Interest is clearly a real cost that for us is paid periodically as accrued. Taxes may or may not be a current cash item but are nevertheless real costs that, in most situations, must eventually be paid. A company that realizes taxable earnings in high tax jurisdictions may, ultimately, be less valuable than a company that realizes the same amount of taxable earnings in a low tax jurisdiction. EBITDA fails to take into account the cost of depreciation and amortization and the fact that assets will eventually wear out and have to be replaced.

Adjusted EBITDA – using the principles we consistently apply to determine our EBIDTA, we further adjusted the EBIDTA for certain items we believe to be external to our business and not reflective of our costs of doing business or results of operation. Specifically, we have adjusted for (i) gains on insurance recoveries, (ii) legal expenses relating to extraordinary litigation, (iii) adjustments for gains/losses relating to property sales, and (iv) any other items that can be considered non-recurring in accordance with the two-year SEC requirement for determining an item is non-recurring, infrequent or unusual in nature.

The reconciliation of EBITDA and adjusted EBITDA to net income is presented below:

	Quarter Ended		Year Ended
	December 31,		December 31,
(Dollars in thousands)	2019	2018	2019	2018
Net income (loss)	$(27,486)	$4,880	$(26,429)	$14,034
Adjustments for:
Interest expense, net	1,980	1,705	7,904	6,837
Income tax (benefit) expense	27,736	1,230	28,837	3,298
Depreciation and amortization	5,877	5,570	22,747	22,275
EBITDA	$8,107	$13,385	$33,059	$46,444
Adjustments for:
(Gain) Loss on Sale of Assets	(2)	(41)	(2)	(41)
Legal expenses relating to the Derivative litigation, the James J. Cotter, Jr. employment arbitration and other Cotter litigation matters	185	746	967	3,892
Adjusted EBITDA	$8,290	$14,090	$34,024	$50,295

Conference Call and Webcast

We plan to post our pre-recorded conference call and audio webcast on our corporate website on March 18, 2020, that will feature prepared remarks from Ellen Cotter, President & Chief Executive Officer; Gilbert Avanes, Executive Vice President, Chief Financial Officer and Treasurer; and Andrzej Matyczynski, Executive Vice President - Global Operations.

A pre-recorded question and answer session will follow our formal remarks. Questions and topics for consideration should be submitted to InvestorRelations@readingrdi.com by March 17, 2020 by 5:00 p.m. Eastern Standard Time. The audio webcast can be accessed by visiting http://www.readingrdi.com/Presentations.

About Reading International, Inc.

Reading International Inc. (NASDAQ: RDI) an internationally diversified cinema and real estate company is a leading entertainment and real estate company, engaging in the development, ownership and operation of multiplex cinemas and retail and commercial real estate in the United States, Australia, and New Zealand.

The family of Reading brands includes cinema brands Reading Cinemas, Angelika Film Centers, Consolidated Theatres, City Cinemas, and State Cinema; live theatres operated by Liberty Theatres in the United States; and signature property developments, including Newmarket Village, Auburn Redyard, and Cannon Park in Australia, Courtenay Central in New Zealand and 44 Union Square in New York City.

Additional information about Reading can be obtained from the Company's website: http://www.readingrdi.com.

Forward-Looking Statements

Our statements in this press release contain a variety of forward-looking statements as defined by the Securities Litigation Reform Act of 1995. Forward-looking statements reflect only our expectations regarding future events and operating performance and necessarily speak only as of the date the information was prepared. No guarantees can be given that our expectation will in fact be realized, in whole or in part. You can recognize these statements by our use of words such as, “may,” “will,” “expect,” “believe,” and “anticipate” or other similar terminology.

These forward-looking statements reflect our expectation after having considered a variety of risks and uncertainties. However, they are necessarily the product of internal discussion and do not necessarily completely reflect the views of individual members of our Board of Directors or of our management team. Individual Board members and individual members of our management team may have different views as to the risks and uncertainties involved and may have different views as to future events or our operating performance.

Among the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements are the following:

•	with respect to our cinema operations:
o	the impact of the currently expanding outbreak of the COVID-19, or coronavirus;
o

the disruptions or reductions in the utilization of entertainment, hospitality and travel venues, as well as in our operations, due to pandemics, epidemics, widespread health emergencies, or outbreaks of infectious diseases such as the coronavirus;

o	the number and attractiveness to moviegoers of the films released in future periods, and potential changes in release dates for motion pictures;
o	the amount of money spent by film distributors to promote their motion pictures;
o	the licensing fees and terms required by film distributors from motion picture exhibitors in order to exhibit their films;
o

the comparative attractiveness of motion pictures as a source of entertainment and willingness and/or ability of consumers (i) to spend their dollars on entertainment and (ii) to spend their entertainment dollars on movies in an outside-the-home environment;

o

the extent to which we encounter competition from other cinema exhibitors, from other sources of outside-the-home entertainment, and from inside-the-home entertainment options, such as “home theaters” and competitive film product distribution technology, such as, cable, satellite broadcast and Blu-ray/DVD rentals and sales, and so called “movies on demand”;

o	the impact of certain competitors’ subscription or advance pay programs;
o	the cost and impact of improvements to our cinemas, such as improved seating, enhanced food and beverage offerings and other improvements;
o	disruptions during theater improvements;
o	the extent to, and the efficiency with, which we are able to integrate acquisitions of cinema circuits with our existing operations;
o	in the U.S., the impact of any termination of the so called “Paramount Decree;” and

o	the risk of damage and/or disruption of cinema businesses from earthquakes as certain of our operations are in geologically active areas.
•	with respect to our real estate development and operation activities:
o	the rental rates and capitalization rates applicable to the markets in which we operate and the quality of properties that we own;
o	the ability to negotiate and execute lease agreements with material tenants;
o	the extent to which we can obtain on a timely basis the various land use approvals and entitlements needed to develop our properties;
o	the risks and uncertainties associated with real estate development;
o	the availability and cost of labor and materials;
o	the ability to obtain all permits to construct improvements;
o	the ability to finance improvements;
o	the disruptions from construction;
o	the possibility of construction delays, work stoppage and material shortage;
o	competition for development sites and tenants;
o	environmental remediation issues;
o	the extent to which our cinemas can continue to serve as an anchor tenant that will, in turn, be influenced by the same factors as will influence generally the results of our cinema operations;
o	the increased depreciation and amortization expense as construction projects transition to leased real property;
o	the ability to negotiate and execute joint venture opportunities and relationships; and
o	the risk of damage and/or disruption of real estate businesses from earthquakes as certain of our operations are in geologically active areas.
•

with respect to our operations generally as an international company involved in both the development and operation of cinemas and the development and operation of real estate and previously engaged for many years in the railroad business in the United States:

o	our ability to renew, extend or renegotiate our loans that mature in 2020;
o	our ability to grow our Company and provide value to our stockholders;
o	our ongoing access to borrowed funds and capital and the interest that must be paid on that debt and the returns that must be paid on such capital;
o

expenses, management and Board distraction and other effects of the litigation efforts mounted by James Cotter, Jr. against the Company, including his efforts to cause a sale of voting control of the Company;

o	the relative values of the currency used in the countries in which we operate;
o

the impact that any discontinuance, modification or other reform of London Inter-Bank Offered Rate (LIBOR), or the establishment of alternative reference rates, may have on our LIBOR-based debt instruments;

o	changes in government regulation, including by way of example, the costs resulting from the implementation of the requirements of Sarbanes-Oxley;
o

our labor relations and costs of labor (including future government requirements with respect to minimum wages, shift scheduling, the use of consultants, pension liabilities, disability insurance and health coverage, and vacations and leave);

o

our exposure from time to time to legal claims and to uninsurable risks, such as those related to our historic railroad operations, including potential environmental claims and health-related claims relating to alleged exposure to asbestos or other substances now or in the future recognized as being possible causes of cancer or other health related problems, and class actions and private attorney general wage and hour based claims;

o	our exposure to cybersecurity risks, including misappropriation of customer information or other breaches of information security;
o	the impact of major outbreaks of contagious diseases;
o	changes in future effective tax rates and the results of currently ongoing and future potential audits by taxing authorities having jurisdiction over our various companies; and
o	changes in applicable accounting policies and practices.

The above list is not necessarily exhaustive, as business is by definition unpredictable and risky, and subject to influence by numerous factors outside of our control, such as changes in government regulation or policy, competition, interest rates, supply, technological innovation, changes in consumer taste and fancy, weather, and the extent to which consumers in our markets have the economic wherewithal to spend money on beyond-the-home entertainment.

Given the variety and unpredictability of the factors that will ultimately influence our businesses and our results of operation, no guarantees can be given that any of our forward-looking statements will ultimately prove to be correct. Actual results will undoubtedly vary and there is no guarantee as to how our securities will perform, either when considered in isolation or when compared to other securities or investment opportunities.

In addition to the forward-looking factors set forth above, we encourage you to review Item 1A – “Risk Factors,” from our Company’s Annual Report on SEC Form 10-K for the year ended December 31, 2019, as well as the risk factors set forth in any other filings made under the Securities Act of 1934, as amended, including any of our Quarterly Reports on Form 10-Q.

Finally, we undertake no obligation to publicly update or to revise any of our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law. Accordingly, you should always note the date to which our forward-looking statements speak.

Additionally, certain of the presentations included in this press release may contain “pro forma” information or “non-GAAP financial measures.” In such case, a reconciliation of this information to our GAAP financial statements will be made available in connection with such statements.

For more information, contact:

Reading International, Inc.

Gilbert Avanes, Executive Vice President, Chief Financial Officer and Treasurer

Andrzej Matyczynski, Executive Vice President for Global Operations

(213) 235-2240

Reading International, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(Unaudited; U.S. dollars in thousands, except shares and per share data)

	Quarter Ended		Full Year Ended
	December 31,		December 31,
	2019	2018(1)	2019	2018(1)
Revenue
Cinema	$65,304	$70,955	$262,189	$293,723
Real estate	3,578	3,922	14,579	15,208
Total revenue	68,882	74,877	276,768	308,931
Costs and expenses
Cinema	(51,777)	(55,608)	(210,050)	(225,791)
Real estate	(2,345)	(2,496)	(9,453)	(9,904)
Depreciation and amortization	(5,877)	(5,570)	(22,747)	(22,275)
General and administrative	(6,969)	(6,087)	(25,395)	(27,337)
Total costs and expenses	(66,968)	(69,761)	(267,645)	(285,307)
Operating income (loss)	1,914	5,116	9,123	23,624
Interest expense, net	(1,980)	(1,705)	(7,904)	(6,837)
Gain (loss) on sale of assets	(1)	(41)	(2)	(41)
Other income (expense)	135	17	325	(256)
Income (loss) before income tax expense and equity earnings of unconsolidated joint ventures	68	3,387	1,542	16,490
Equity earnings of unconsolidated joint ventures	211	307	792	974
Income (loss) before income taxes	279	3,694	2,334	17,464
Income tax benefit (expense)	(27,736)	1,230	(28,837)	(3,298)
Net income (loss)	$(27,457)	$4,924	$(26,503)	$14,166
Less: net income (loss) attributable to noncontrolling interests	29	44	(74)	132
Net income (loss) attributable to Reading International, Inc. common shareholders	$(27,486)	$4,880	$(26,429)	$14,034
Basic earnings (loss) per share attributable to Reading International, Inc. shareholders	$(1.25)	$0.21	$(1.17)	$0.61
Diluted earnings (loss) per share attributable to Reading International, Inc. shareholders	$(1.25)	$0.21	$(1.17)	$0.60
Weighted average number of shares outstanding–basic	22,031,607	22,991,277	22,631,754	22,991,277
Weighted average number of shares outstanding–diluted	22,162,245	23,208,991	22,784,122	23,208,991

(1)	Certain prior period amounts have been reclassified to conform to the current period presentation.

Reading International, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited; U.S. dollars in thousands, except share information)

	December 31,
	2019	2018
ASSETS
Current Assets:
Cash and cash equivalents	$12,135	$13,127
Receivables	7,085	8,045
Inventories	1,674	1,419
Prepaid and other current assets	6,105	7,667
Total Current Assets	26,999	30,258
Operating properties, net	258,138	257,667
Operating lease right-of-use assets	229,879	—
Investment and development properties, net	114,024	86,804
Investment in unconsolidated joint ventures	5,069	5,121
Goodwill	26,448	19,445
Intangible assets, net	4,320	7,369
Deferred tax assets, net	3,444	26,444
Other assets	6,668	6,129
Total Assets	$674,989	$439,237
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$29,436	$26,931
Film rent payable	8,716	8,661
Debt – current portion	36,736	30,393
Subordinated debt - current portion	644	—
Derivative financial instruments - current portion	109	41
Taxes payable	140	1,710
Deferred current revenue	11,324	9,264
Operating lease liabilities - current portion	20,379	—
Other current liabilities	3,653	9,305
Total Current Liabilities	111,137	86,305
Debt – long-term portion	140,602	106,286
Derivative financial instruments - non-current portion	233	145
Subordinated debt	29,030	26,061
Noncurrent tax liabilities	12,353	11,530
Operating lease liabilities - non-current portion	223,164	—
Other liabilities	18,854	28,931
Total Liabilities	$535,373	$259,258
Commitments and Contingencies
Stockholders’ Equity:
Class A non-voting common shares, par value $0.01, 100,000,000 shares authorized,	—	—
32,963,489 issued and 20,102,535 outstanding at December 31, 2019 and 33,112,337
issued and 21,194,748 outstanding at December 31, 2018	$231	$232
Class B voting common shares, par value $0.01, 20,000,000 shares authorized and
1,680,590 issued and outstanding at December 31, 2019 and 2018	17	17
Nonvoting preferred shares, par value $0.01, 12,000 shares authorized and no issued	—	—
or outstanding shares at December 31, 2019 and 2018	—	—
Additional paid-in capital	148,602	147,452
Retained earnings	20,647	47,048
Treasury shares, at cost	(39,737)	(25,222)
Accumulated other comprehensive income	5,589	6,115
Total Reading International, Inc. ("RDI") Stockholders’ Equity	135,349	175,642
Noncontrolling Interests	4,267	4,337
Total Stockholders’ Equity	$139,616	$179,979
Total Liabilities and Stockholders’ Equity	$674,989	$439,237